UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 19, 2016

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2016, the Board of Directors of Tangoe, Inc. (the “Company”) appointed Jay Zager as interim Chief Financial Officer of the Company and authorized the Company to enter into an employment agreement with Mr. Zager.  The appointment of Mr. Zager followed the Board of Directors’ decision to request that Gary P. Martino resign as Chief Financial Officer of the Company.  Mr. Martino resigned effective April 22, 2016.

Mr. Zager, 66, began his tenure as the Company’s interim Chief Financial Officer, and its principal financial officer and principal accounting officer, on April 25, 2016.  Prior to joining the Company, Mr. Zager was a financial consultant from August 2013 until April 2016.  Previously, Mr. Zager served as Executive Vice President and Chief Financial Officer of Axcelis Technologies, Inc., a provider of equipment and services to the semiconductor manufacturing industry, from January 2011 until August 2013. Prior to joining Axcelis, from 2007 until 2010, Mr. Zager was Executive Vice President and Chief Financial Officer at 3Com Corporation, a global enterprise networking solutions provider acquired by Hewlett Packard. From February 2005 until June 2007, Mr. Zager was Executive Vice President and Chief Financial Officer at Gerber Scientific, Inc., a supplier of automated manufacturing systems. Prior to joining Gerber, Mr. Zager was Senior Vice President and Chief Financial Officer of Helix Technology Corp., a semiconductor equipment manufacturer, from February 2002 to January 2005.

On April 20, 2016, the Company entered into an Employment Agreement with Mr. Zager.  Pursuant to the Employment Agreement, Mr. Zager will be a full-time, temporary, at-will employee, with an expected employment term of two to six months. Mr. Zager will report to the Company’s President and Chief Executive Officer and to the Company’s Board of Directors.  Mr. Zager will be based at the Company’s headquarters.  Mr. Zager will receive annualized base compensation of $600,000 and will be entitled to a bonus equal to 15% of his base salary paid during the period of his employment, payable in cash or stock, after the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and any Quarterly Reports on Form 10-Q due during the period of his employment, with each such filing containing the Company’s restated financial statements for all required periods, provided that he has remained employed until the Form 10-K and any Form 10-Qs have been filed, and provided further that if his employment ends prior to the satisfaction of such condition as a result of the Company hiring a permanent Chief Financial Officer, then such bonus will be paid after such filings are made if such filings are made by the end of the calendar year in which he ceased to be employed.  Mr. Zager will also be reimbursed for reasonable travel expenses incurred in traveling to the Company’s headquarters, lodging and meals.

Pursuant to the Employment Agreement, Mr. Zager and the Company agreed to enter into the indemnification agreement described below as well as the Company’s standard confidentiality, non-solicitation and non-competition agreement.  Mr. Zager also agreed not to make any disparaging remarks about the Company.

On April 25, 2016, Mr. Zager and the Company entered into an indemnification agreement (the “Indemnification Agreement”). The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other executive officers and provides that the Company will indemnify Mr. Zager to the fullest extent permitted by law for claims arising in his capacity as an officer, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Zager, the Company is required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

The foregoing descriptions of the Employment Agreement and the Indemnification Agreement are qualified in their entirety by the full text of such agreements, which are attached as exhibits hereto.  A copy of the press release regarding such matters is attached hereto as Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits.

(d)                Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.

Date: April 25, 2016	By: :	/s/ Albert R. Subbloie, Jr.
Albert R. Subbloie, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement between the Company and Jay Zager, dated as of April 20, 2016
99.2

Form of Indemnification Agreement between the Company and each of Thomas P. Flynn, Christopher Mezzatesta, Michael Pray, Scott E. Snyder and Jay Zager (incorporated by reference to Exhibit 10.37 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on June 21, 2011)

99.3	Press Release, dated April 25, 2016